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Exhibit 10.24

NONCOMPETITION AGREEMENT

        This NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into as of this 18th day of November, 2004 by and among AAKF Acquisition, Inc., a Delaware corporation ("Purchaser"), K&F Industries, Inc., a Delaware corporation (the "Company"), and Bernard L. Schwartz ("Covenantor"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Stock Purchase Agreement (as defined below).

RECITALS

        WHEREAS, Covenantor is a stockholder of the Company;

        WHEREAS, in connection with that certain Stock Purchase Agreement dated as of October 15, 2004 (as it may be amended from time to time, the "Stock Purchase Agreement"), by and among the Purchaser, the Company and the stockholders of the Company, including Covenantor, Purchaser has concurrently herewith, and as a result thereof, acquired all of the issued and outstanding shares of Common Stock of the Company;

        WHEREAS, the business of the Company and its Affiliates, as currently conducted, is the design, development and manufacturing of aircraft wheels, brakes and brake control systems for commercial, military and general aviation aircraft and the manufacture of aircraft fuel tanks, iceguards, inflatable oil booms and specially coated fabrics with storage, shipping, environmental and rescue applications for commercial and military uses (the "Business");

        WHEREAS, the Company and its Affiliates intend to continue to engage in the Business;

        WHEREAS, pursuant to the Stock Purchase Agreement, it is a condition precedent to the Purchaser's obligations under the Stock Purchase Agreement that Covenantor shall have executed and delivered this Agreement;

        WHEREAS, if Covenantor were to compete with the Company or any of its Affiliate's operation of the Business, the Purchaser and the Company would be deprived of the full benefit of any reputation or goodwill associated with the Company in its conduct of the Business, as the Business may exist on and after the date hereof; and

        WHEREAS, the covenants provided herein are material, significant and essential to effecting the transactions contemplated by the Stock Purchase Agreement, and good and valuable consideration under the Stock Purchase Agreement has been transferred to Covenantor in exchange for such covenants.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals, the terms and provisions of this Agreement, the Stock Purchase Agreement and the agreements and instruments related thereto and contemplated thereby, the receipt and sufficiency of such consideration being hereby acknowledged by the parties hereto, the parties hereto agree as follows:

        1.    Covenant Not to Compete.    From the date of this Agreement until the third (3rd) anniversary of the date of this Agreement, Covenantor shall not, directly or indirectly, except on behalf of the Purchaser, the Company and their respective Affiliates:

          (a)   engage, invest, participate or be interested in any business competing with the Company or any of its Affiliates in its participation in any part of the Business (as conducted on the date of this Agreement) anywhere in the world;

          (b)   have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any business that is engaged in any part of the

  Business (as conducted on the date of this Agreement) anywhere in the world; have an interest in, own, manage, operate, control, or be connected with, as an employee, consultant, officer, director, lender, partner, stockholder or joint venturer, in any Person owning, managing, controlling, operating or otherwise participating or assisting in any business that is engaged in any part of the Business (as conducted on the date of this Agreement) anywhere in the world; provided, however, that the foregoing shall not prevent Covenantor from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.;

          (c)   solicit, attempt to solicit, induce, or otherwise cause any existing or future employee of the Company or any of its Affiliates or any of their respective successors to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer; or

          (d)   accept any business from any material customer or supplier of the Company, any of its Subsidiaries or any of their successors if the purpose or effect of such is to, or is reasonably likely to, or solicit or encourage any such Person to, terminate or adversely alter in any material respect any relationship such Person may have with the Company, its Affiliates or any of their successors.

        2.    Injunctive Relief.    The parties hereto agree that damages would be an inadequate remedy for the Purchaser, the Company and their respective Affiliates in the event of breach or threatened breach of this Agreement and thus, in any such event, the Purchaser, the Company and their respective Affiliates may, either with or without pursuing any potential damage remedies, immediately seek to obtain and enforce an injunction prohibiting Covenantor from violating this Agreement.

        3.    Enforceability.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete or to modify (including, without limitation, a reduction in duration, geographical area or prohibited business activities) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable. The parties intend that each covenant set forth herein shall be deemed to be a series of separate covenants, one for each and every county and political subdivision to which it is applicable.

        4.    Amendment; Beneficiary; Termination.    This Agreement may be amended only by a written instrument signed by each of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any third Person (other than the Affiliates of the Purchaser and the Company, which Affiliates are hereby expressly made third party beneficiaries of this Agreement) any rights or remedies under or by reason of this Agreement. This Agreement may be terminated only upon the written agreement of all of the parties hereto.

        5.    Entire Agreement.    This Agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding among the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or among the parties, written or oral.

        6.    Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

    If to the Purchaser or the Company:

    c/o Aurora Capital Group
    10877 Wilshire Boulevard
    Suite 2100
    Los Angeles, California 90024
    Attention: Richard Roeder
    Facsimile: (310) 277-5591

    with a copy to:

    Bruce D. Meyer, Esq.
    Gibson, Dunn & Crutcher LLP
    333 S. Grand Avenue
    Los Angeles, CA 90071
    Facsimile: (213) 229-7520

    If to Covenantor:

    Bernard L. Schwartz
    944 Fifth Avenue, 8th Floor
    New York, New York 10021
    Telecopier: (212) 288-0705

    With a copy to:

    Neil Novikoff, Esq.
    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, New York 10019
    Telecopier: (212) 728-8111

        Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        7.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this

Agreement brought in the courts referred to in the preceding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 6 hereof (or to such other address as the party has specified by prior written notice to the serving party) and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 7 shall affect or eliminate any right to serve process in any other matter permitted by law.

        8.    Successors and Assigns.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Covenantor without the prior written content of the Purchaser and the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        9.    Counterparts.    This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

        10.    Survivorship.    The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

        11.    Waiver.    Except as provided herein, the waiver by any party of another party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

        12.    Captions.    The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

        13.    Construction.    The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though all parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:
K&F INDUSTRIES, INC., a Delaware corporation

By:	/s/ K. SCHWARTZ
Name:	K. Schwartz
Title:	President & Chief Executive Officer

PURCHASER
AAKF ACQUISITION, INC. a Delaware corporation
By:	/s/ RICHARD K. ROEDER
Name:	Richard K. Roeder
Title:	Secretary & Vice President

COVENANTOR

/s/ BERNARD L.SCHWARTZ Bernard L. Schwartz

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  Exhibit 10.24